Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS 29% EPS INCREASE ON 8% REVENUE GROWTH

IN 2008 FIRST QUARTER

COMPANY INCREASES 2008 REVENUE AND EPS GUIDANCE

•	FIRST QUARTER RESULTS EXCEED REVENUE AND EARNINGS GUIDANCE

•	OPERATING INCOME INCREASES 86% AND OPERATING MARGIN EXPANDS 110 BASIS POINTS

•	REVENUE FROM HEALTHCARE INDUSTRY GROWS 15% TO 27% OF REVENUE

•	SOLUTIONS REVENUE GROWS 9% TO 34% OF TOTAL REVENUE

BUFFALO, N.Y. — April 23, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and staffing company, today announced its financial results for the 2008 first quarter which ended on March 28, 2008. For the 2008 first quarter, CTG reported revenue growth of 8.3 percent, or $6.7 million, to $86.7 million compared with 2007 first quarter revenue of $80.0 million. Operating income was $2.4 million in the first quarter of 2008, an 86.1 percent increase from $1.3 million in the first quarter of 2007. CTG’s net income for the 2008 first quarter was $1.4 million, 25.1 percent higher than 2007 first quarter net income of $1.1 million. On a per diluted share basis, 2008 first quarter net income was $0.09, a 28.6 percent increase from $0.07 in the 2007 first quarter. CTG’s increased profitability reflected the benefit of operating leverage and margin expansion resulting from higher revenue, disciplined cost management, and the continued growth of its solutions business.

Excluding 2008 first quarter merger evaluation costs, CTG’s net income per diluted share for the 2008 first quarter rose 42.9 percent to ten cents from seven cents in 2007 (1). First quarter 2007 net income also included a gain on the sale of marketable securities of approximately two cents per diluted share.

“Our first quarter results reflect growth in the sales of recently launched solutions that we offer to the healthcare industry. As a result of strong customer demand for these new offerings, both revenue and earnings exceeded our guidance for the current quarter, and we have raised our expectations for the year,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Strategically, we are focused on continuing to develop niche solutions for the rapidly growing healthcare industry, particularly the payer market.”

Mr. Boldt added, “In the 2008 first quarter, healthcare represented 27 percent of our business, up from 25 percent for the 2007 full year. Our overall solutions revenue increased nine percent in the 2008 first quarter over last year’s first quarter. Operating results reflect the strong operating leverage we have in the solutions business, which will continue to drive profit growth at a greater pace than sales throughout 2008.”

2008 First Quarter Review

The 8.3 percent increase in 2008 first quarter revenue was achieved on 63 billing days, one less billing day than the 2007 first quarter. Solutions revenue for the 2008 first quarter was 34 percent, or $29.5 million, of total revenue, while staffing revenue, was 66 percent, or $57.2 million, of total revenue. Staffing revenue increased 7.9 percent, or $4.2 million, in the first quarter this year driven by continued gains in market share. European revenue increased 9.8 percent to $19.0 million in the 2008 first quarter, up from $17.3 million in the prior year first quarter, primarily due to currency fluctuations. The operating margin in the 2008 first quarter was 2.7 percent, a 110 basis point improvement from 1.6 percent in the 2007 first quarter.

Selling, general, and administrative expenses, including merger evaluation costs, were $16.4 million in the 2008 first quarter representing 18.9 percent of revenue compared to $16.2 million, or 20.2 percent of revenue, in the 2007 first quarter. The 2008 first quarter SG&A expenses included $0.2 million in merger evaluation costs for advisory fees incurred in connection with consideration of two unsolicited merger proposals received in 2007 from RCM Technologies, Inc. that CTG’s Board unanimously rejected as inadequate. CTG does not anticipate recording any additional merger evaluation costs in 2008 for these proposals.

The Company recorded equity-based compensation expense of $0.2 million in both the 2008 and 2007 first quarter which reduced net income per diluted share by $0.01 in each of the respective quarters. The effective tax rate for the 2008 first quarter was approximately 40.0 percent. CTG anticipates its effective tax rate for the 2008 full year to range between 38 and 41 percent.

On March 28, 2008, the Company’s long-term debt was $2.6 million, the same as a year earlier.

Revenue and Earnings Guidance Increased Based on Strength of Current Business and Solutions Pipeline

CTG issued guidance for the 2008 second quarter with revenue expected to range from $88 million to $90 million, 10 to 12 percent above the 2007 second quarter. The Company projects 2008 second quarter net income per diluted share will range from $0.10 to $0.12, an increase of 67 to 100 percent from the 2007 second quarter.

Based on the strength of its current business and solutions pipeline, CTG is increasing its 2008 revenue guidance from a range of $340 to $350 million to $345 to $355 million, an increase of six to nine percent over 2007 revenue. The Company also increased its guidance for 2008 net income per diluted share from a range of $0.33 to $0.43 to $0.36 to $0.44, an increase of 44 to 76 percent over 2007.

Mr. Boldt noted, “2008 is off to a very strong start putting CTG on track for our fourth consecutive year of double-digit earnings growth. Our strategy to focus on offering in-demand, niche solutions to higher growth industries continues to generate very favorable results even in the current economic environment. Notably, CTG’s strength in healthcare, the fastest growing U.S. industry, positions us very well because demand in this market is primarily driven by government mandates and cost reduction initiatives rather than consumer or industrial spending. In the healthcare market, CTG is also an early entrant in electronic medical records solutions, which offer significant long-term potential demand from both the healthcare provider and payer markets.”

Mr. Boldt added, “CTG’s success in building our higher margin solution business, particularly in the healthcare market, is driving our current and projected growth in revenue and profitability. CTG’s solutions pipeline and proposal activity remain very strong with several new healthcare industry projects coming on line in the second quarter to contribute to our margin expansion and earnings growth.”

Stock Repurchase Activity

CTG repurchased 331,000 of its shares in the 2008 first quarter. In April 2008, the Company again extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On April 23, 2008, approximately 1.1 million shares were available for repurchase under current authorizations.

Mr. Boldt commented, “CTG continues to be an active buyer of our shares based on our continued confidence in the Company’s future prospects and our belief that CTG’s shares are undervalued at recent prices.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and staffing to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,400 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. More information about CTG is available on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2007 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2007 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)	During the second and third quarter of 2007, the Company received two unsolicited merger proposals from RCM Technologies, Inc. and incurred costs to evaluate those proposals.

For the purposes of these calculations, Net Income and Net Income per Diluted Share before Merger Evaluation Costs exclude all merger evaluation costs, net of income tax. Net Income and Net Income per Diluted Share before Merger Evaluation Costs are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, net income or net income per diluted share calculated in accordance with GAAP. As the calculations of Net Income and Net Income per Diluted Share before Merger Evaluation Costs are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare net income and net income per diluted share excluding merger evaluation costs, net of income tax, on a year-over-year basis. To mitigate this limitation, the Company has provided net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

Other than to measure net income and net income per share year-over-year on a consistent basis excluding merger evaluation costs, net of tax, the Company does not utilize Net Income and Net Income per Diluted Share before Merger Evaluation Costs for any other purpose.

Conference Call and Webcast

CTG will hold a conference call on Thursday April 24, 2008 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-800-288-9626 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time April 24, 2008 and 11:00 p.m. Eastern Time April 27, 2008 by dialing 1-800-475-6701 and entering the conference ID number 899688.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial Statements Follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended
	March 28,	March 30,
	2008	2007
Revenue	$86,683	$80,016
Direct costs	67,941	62,586
Selling, general and administrative expenses	16,116	16,150
Merger evaluation costs	244	—

Operating income	2,382	1,280
Other income (expense), net	(48)	514

Income before income taxes	2,334	1,794
Provision for income taxes	930	672

Net income	$1,404	$1,122

Net income per share:
Basic	$0.09	$0.07

Diluted	$0.09	$0.07

Weighted average shares outstanding:
Basic	15,535	16,368
Diluted	15,933	16,840

Calculations of Net Income and Net Income per Diluted Share before Merger Evaluation Costs (1)

	For the Quarter Ended
	March 28,	March 30,
	2008	2007
Net income	$1,404	$1,122
Merger evaluation costs, net of income tax	147	—

Net income before merger evaluation costs	$1,551	$1,122

Net income per diluted share before merger evaluation costs	$0.10	$0.07

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 28,	March 30,
	2008	2007
Current Assets:
Cash and cash equivalents	$4,743	$5,004
Accounts receivable, net	59,182	55,708
Other current assets	4,780	4,339

Total Current Assets	68,705	65,051
Property and equipment, net	6,275	5,809
Goodwill	35,678	35,678
Other assets	9,814	8,297

Total Assets	$120,472	$114,835

Current Liabilities:
Accounts payable	$10,448	$8,236
Accrued compensation	24,265	24,513
Other current liabilities	7,608	7,210

Total Current Liabilities	42,321	39,959
Long-term debt	2,645	2,600
Other liabilities	9,247	9,749
Shareholders’ equity	66,259	62,527

Total Liabilities and Shareholders’ Equity	$120,472	$114,835

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.